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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
The Ashton Technology Group, Inc.


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-2 of our report dated April 27, 2000 on the consolidated financial statements of The Ashton Technology Group, Inc. and Subsidiaries as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000, which appear in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.



/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 22, 2001